Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 1-K

________________

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended

December 31, 2025

________________

MCI INCOME FUND VII, LLC

(Exact name of issuer as specified in its charter)

________________

Delaware	92-0274196
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201

(Full mailing address of principal executive offices)

(888) 418-3730

(Issuer’s telephone number, including area code)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K (this “Annual Report”) of MCI Income Fund VII, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict”, or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements.

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity, and prospects include, but are not limited to, the factors referenced in our offering circular on Form 1-A/A, filed with the U.S. Securities and Exchange Commission (the “SEC”), on July 22, 2025, as qualified on July 23, 2025 https://www.sec.gov/Archives/edgar/data/1954416/000168316825005298/mci_vii-1apos6.htm, and as supplemented on August 21, 2025 https://www.sec.gov/Archives/edgar/data/1954416/000168316825006396/mci_253g2.htm, (the “Offering Circular”), under the caption “Risk Factors” and which are incorporated herein by reference.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained or incorporated by reference in this Annual Report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. The matters summarized below and elsewhere in this Annual Report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, or otherwise.

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ITEM 1. BUSINESS

As used herein, “we,” “us,” “our,” the “Company”, and similar references refer to MCI Income Fund VII, LLC. References to “Manager” and “MCI” refer to Megatel Capital Investment, LLC, the Company’s manager and sponsor of the offering of securities described in the Offering Circular and as further discussed herein. References to “Megatel” refers to Megatel Homes, LLC, a Texas limited liability company; Megatel Holdings, LLC, a Texas limited liability company; and Megatel Homes III, LLC, a Texas limited liability company, and any wholly-owned subsidiaries of such entities and affiliates.

General Company Information

MCI Income Fund VII, LLC, a Delaware limited liability company, was formed on August 26, 2022, for the purpose of originating loans, collateralized by residential and commercial real estate in the United States of America. We are a wholly owned subsidiary of MCI Holdings, LLC. We are managed by our Manager, which is owned 50/50 by Armin Afzalipour (also known as Zach Ipour) and Arash Afzalipour (also known as Aaron Ipour). We do not have any employees. We rely on the employees of our Manager and its affiliates for the day-to-day operation of our business.

Our principal executive office is located at 2101 Cedar Springs Road, Suite 700, Dallas, Texas 7520, and our telephone number is (888) 418-3730. For more information on our Sponsor or Manager, its website is www.MCIinvest.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this Annual Report.

Business Plan Overview

The Company’s purpose is to originate, acquire, and manage residential and commercial real estate loans and securities to provide secured financing exclusively to MCI Development 1, LLC, a Wyoming limited liability company (the “Developer”) for: (A) the acquisition of land and the development of single-family homes and condominiums, multi-family residential communities, and commercial or mixed-use facilities to be marketed for sale; and (B) the acquisition of single-family homes; existing multi-family properties and/or existing commercial properties for their redevelopment and sale. We provide this financing through multiple loans (the “Loans”) to the Developer or its wholly-owned subsidiaries, each referred to as a “special purpose entity”, or “SPE”, formed to hold title to the subject real estate and project being financed. Each SPE of the Developer may also be referred to herein as “Borrower” or multiple SPE’s collectively as “Borrowers.”

Each Loan to an SPE of the Developer is and will continue to be underwritten, secured, and documented in accordance with the Company’s Loan Policies and Procedures. Each potential Loan to an SPE of Developer, if conforming to the lending criteria requirements of the Loan Policies and Procedures, will be approved by the Manager. We believe that the terms of the existing Loans, including the interest rates, conform with the terms described in our Offering Circular, and we anticipate this to continue to be true for all future Loans. We seek to set interest rates that reflect the market interest rates for loans of the same or similar type and purpose, but such rates are subject to change by the Manager at its sole discretion. To date, the Loans are structured to mature on June 30th of the fourth year following the year the respective note memorializing he applicable Loan was issued, provided however, that the SPE has the right to request two additional three-year term extensions of the relevant Loan, on or after the initial loan maturity date. We anticipate the foregoing to remain true for future Loans. Moreover, the SPE will have the ability, in its sole discretion, to pay principal and/or interest on the outstanding principal balance of the relevant Note without prepayment fee or penalty. As of the date of this Annual Report, the Developer has provided a limited guaranty on any principal outstanding on any Loan to an SPE, and we anticipate this to continue for future Loans. These limited guaranties from the Developer do not, and will not, include interest on the Loans, nor are/will any of the Loans be cross collateralized amongst the assets of the various SPEs or any other entity. An interest reserve intended to cover debt service payments under the Loan is and shall continue to be included in the budget for each development and/or construction project and will be funded from the proceeds of the applicable Loan, as needed.

Although we may provide Loans for real estate projects anywhere in the continental U.S., we expect the vast majority of the assets underlying our Loans to be concentrated in Texas, and specifically in the Dallas/Fort Worth area and mostly related to residential real estate. As of the date of this Annual Report, all of the assets securing existing loans are located in Dallas/Fort Worth area and are related to residential real estate. These types of investments may result in defaults on a number of the Loans within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of the Loans. As a result of any high levels of concentration, any adverse economic, political, or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our Bondholder’s investments could vary more widely than if we invested in a more diverse portfolio of Loans.

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Underwriting Procedures; Lending Criteria

When an SPE of Developer is seeking to borrow funds from us, the Borrower is responsible for preparing the respective loan application packet, including supporting documents such as a budget and appraisal, and an authorized representative of Borrower will certify that the Borrower is compliant with the terms of the Loan Policies and Procedures. The loan application will then be provided to our Manager for review and approval.

Each potential Loan to an SPE of Developer, if conforming to the lending criteria requirements, will be approved by the Manager. Once approved, we will engage the title company of our choice to prepare for closing. Currently, we use MH Title, LLC, an affiliate of the Company. At or prior to closing, we will require Borrower to execute a promissory note, deed of trust, and for Loans involving real property to be developed, redeveloped, and/or constructed, a construction loan agreement. At closing, we will fund the requested loan in accordance with the closing instructions. For Loans that include funds that will be used for development, redevelopment, and/or construction efforts, we will provide subsequent draws based on the construction loan agreement and subsequently received requests and approvals. Please see the Loan Policies and Procedures attached as an exhibit to the Offering Circular for additional information.

Loan Collateral

The Loans are typically secured by a Deed of Trust similar in form attached as an exhibit to the Loan Policies and Procedures, which are attached as an exhibit to the Offering Circular. In the event of an acquisition conducted through the acquisition of ownership interests in an SPE holding title to underlying real estate, the Borrower will be required to enter into a collateral pledge of membership interests in the respective SPE to us, similar in form attached as an exhibit to the Loan Policies and Procedures attached as an exhibit to the Offering Circular. Loans may also include the purchase and assignment of a lien held by another lender. To date, all Loans issued are secured by a Deed of Trust.

The Loans can either in be first-priority lien position or subordinated to lien positions of other creditors. We anticipate that Loans made for the purpose of purchasing lots (which are often purchased in groups based on a lot takedown schedule with the developer) and constructing single-family homes thereon, will generally be secured by a first priority lien. We anticipate that Loans made for the purpose of purchasing raw land and the subsequent subdivision developments to generally be secured by a subordinate lien to a third-party bank lender. If we decided to lend on a multi-family or other commercial asset, we also anticipate that these Loans would likely be secured by a subordinate lien to a third-party bank lender. To the extent that our Loans are secured by a collateral pledge of the membership interests in an SPE, our security interest therein will be constructively subordinated to any lien interest in title to the applicable the real estate held by a creditor. As of the date of this Annual Report, all Loans issued hold a first-priority lien position.

We anticipate that Developer will continue to have a limited guaranty on any principal outstanding on any Loan to an SPE. These limited guaranties from the Developer will not include interest on the Loans, nor will the Loans be cross collateralized amongst the assets of the various SPEs or any other entity. As of the date of this Annual Report, all Loans issued have a limited guaranty on principal outstanding. Notwithstanding the foregoing, we have broad discretion over the use of proceeds from this offering, and we will make Loans based on opportunities presented and prevailing market conditions, in our sole discretion.

Loan Amounts; Leverage

The proposed amount of each Loan is and will continue be set forth in any submitted loan application and reasonably supported by the budget for the project and appraisal. The budget shall include the purchase price and other land and lot costs and estimates for material supplies; fees to third parties; other acquisition, development, and/or construction costs; and must include a reserve for interest, taxes, homeowners’ association fees, and closing costs (including title insurance). Appraisals will be by a third-party appraiser and based on an “as built, highest and best use” valuation of the underlying real estate investment.

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There will be no limit on the percentage of any particular loan amount in relation to the appraised ‘as built, highest and best use’ value, commonly referred to as “LTV,” however, we intend to issue the Loans in such amounts as requested and supported by the budget and/or appraisal subject to an aggregate loan portfolio threshold of 90% the appraised value of the underlying real estate investment, on an as built, best and highest use valuation. As of the date of this Annual Report, all Loans outstanding, in the aggregate, are within the required 90% threshold.

The Borrower uses, and will continue to use, Loan proceeds to carry out all aspects of the acquisition of such assets, including, but not limited to, placement of earnest money deposits to be applied to the purchase of assets. In connection with the placement of earnest money deposits, Borrower’s right to receive a refund of earnest money deposits may be subordinate to pre-existing third party liens. Borrower’s inability to secure the refund of the earnest money deposits in the event that an acquisition does not close may in turn negatively affect Borrower’s ability to repay our Loans.

Repayment Terms; Loan Maturity

The Loans will generally be interest-only loans with interest paid currently. The Loans will generally be pre-payable at any time without premium or penalty. As of the date of this Annual Report, all Loans outstanding are interest-only loans with interest paid currently. Each Loan will mature on June 30th of the fourth year following the year each Note was issued, provided however, that Borrower has the right to request two additional three-year term extensions of the relevant Loan, on or after the Loan maturity date, and we may grant such extension pursuant to the terms of the Loan Policies and Procedures. On the date of maturity, all principal and accrued and outstanding interest will become due and payable.

Notwithstanding the maturity date, upon the sale of property to a third-party buyer, the respective Loan shall be repaid in full as a condition to the release of the lien or other security. Loans are expected to be issued on a rolling-basis, so that once a Loan is repaid, those funds may be reissued in another Loan. Additionally, Borrower may pay principal and/or interest on the outstanding principal balance of the relevant Note without prepayment fee or penalty. As of the date of this Annual Report, no sales of any property secured pursuant to a Company Loan, have been sold to a third-party buyer, no maturity date has yet occurred, and all Loans issued remain outstanding.

Borrower may request that any Loan outstanding as of its respective maturity date be extended, and we reserve the right to grant such extension request for up to two additional three-year terms. Borrower may also request new Loans even after the maturity date of the Loans and we reserve the right to approve such Loans. In either instance, such approval or grant will be subject to the Company’s ability to meet current and reasonable estimated liabilities, including Bond interest payments and obligations related to approved redemption requests.

Interest Rates; Interest Reserve

We will set the terms of the Loans, including the interest rates. We will seek to set interest rates that reflect the market interest rates for Loans of the same or similar type and purpose, while supporting our obligations, including the obligations under the Bonds provided that such interest rates shall be no less than 7% and no more than 15% per annum. As of the date of this Annual Report, all Loans outstanding have a current interest rate of 12%.

An interest reserve intended to cover debt service payments under the Loan shall be included in the budget for each development and/or construction project and will be funded from the proceeds of the applicable Loan, as needed. The Loans may be subordinate to third party and/or affiliated lender loans. The required interest reserve for any particular Loan will be calculated by us, and generally based upon the amount of interest to accrue on monthly basis multiplied by the anticipated length of the Loan to remain outstanding. For purposes of the interest reserve calculation, the anticipated life of the Loan will be determined based upon the projected time to develop, construct, and sell a given project to a third-party buyer. While the maturity of the Loans will generally be approximately four years with certain rights of extension, we anticipate the average life-span of a Loan used for a single-family home to be less than 24 months after issuance. For Loans that are made to Borrower for multi-family or other commercial purposes, if any, the average life-spans for such Loans are more difficult to discern, as the nature of their size and scope may vary significantly, but we anticipate that any Loan made for such purpose would likely remain outstanding for three years or more. Notwithstanding the foregoing, the interest reserve for any particular loan may vary from the timeframes noted above, as determined in our discretion.

Additional information related to the Business Plan, including defaults and remedies related to the Loans can be found in the Offering Circular.

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Description of Developer

We have and will continue to invest substantially all of the proceeds from this offering available for investment, after the payment of fees and expenses, in the financing of the acquisition and/or development of real estate in the continental United States by MCI Development 1, LLC (“Developer”). Developer was formed as a Wyoming limited liability company on August 26, 2022, and is governed by a Limited Liability Company Agreement, dated August 26, 2022. Developer was formed for the acquisition of: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, and (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale.

The Developer has a limited operating history. Developer has and is anticipated to continue to acquire and develop land and property through debt financing from the Company and third-party lenders, as well as receive, when necessary, capital contributions from the Developer’s members, pursuant to the capital call provisions of its limited liability company agreement. Construction, development, marketing and sales services associated with projects undertaken by the Developer will be provided by contracted vendors, pursuant to contractual arrangements agreed to at the time such services are engaged. The Developer may contract with affiliates of the Manager for construction, development, marketing and sales services related to its projects. However, the Developer has not entered into any prospective contracts, nor does it intend to exclusively contract, with such affiliates. While it is likely, in our view, that the Developer would be more apt to contract with affiliates where the Developer has actual knowledge of the quality of their services and capabilities, we understand that the Developer intends to competitively bid such services. If a third party would be more cost-effective, and the Developer believes the services can be provided to the same standards as an affiliate by such third party, we would anticipate, although we would have no control over the decision, that the Developer would enter contracts with that unrelated third party over an affiliate of the Manager.

The Developer is owned equally by AI Investments, LLC and ZI Investments, LLC, each of which is owned by a respective revocable trust. Pursuant to the operating agreement of Developer, AI Investments, LLC and ZI Investments, LLC have each agreed to contribute capital to the Developer in an amount to be called by the Developer as required for working capital purposes and to fund the acquisition and/or development of real estate assets, such as those for which we will provide financing. Should one of the Developer’s members fail to make any capital contributions or other payments required under the Developer’s operating agreement, such member will be deemed as being in default, and non-defaulting members may elect to enforce one or more of its rights and remedies pursuant to such operating agreement. Pursuant to the provisions of the applicable operating agreement, (i) the non-defaulting Member may cause the Developer to borrow the due and unpaid amount for or on behalf of the defaulting member, in which case the interest and all other expenses incurred in connection with such borrowing shall be paid by the defaulting member; (ii) until such time as the unpaid contribution or payment and accrued interest thereon shall have been paid the non-defaulting member may elect to withhold any or all distributions to be made to such defaulting member and recover any such unpaid contribution or payment and accrued interest thereon by setoff against any such distributions so withheld; and (iii) the non-defaulting member may deny the defaulting Member the right to participate in any vote or consent of the members.

Market Opportunity

Based on research and findings of the current real estate and economic trends, the Developer believes that there will be continual growth into the foreseeable future for buyer demand of quality homes within its targeted acquisition and development areas of Texas and Oklahoma. Therefore, our Company and the Developer are preparing to respond to the increased demand and will therefore increase home building and land development activities in its growth markets, as opportunity arises. We will also continue to explore with Developer expansion into commercial asset opportunities, particularly in the multi-family sector.

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General Offering Information

We filed an amended offering statement on Form 1-A (the “Offering Statement”) with the SEC on July 23, 2025, which was qualified by the SEC on July 23, 2025, and the Offering Statement was supplemented on August 22, 2025.

Pursuant to our Offering Statement, as amended, we are offering up to a maximum of $55,000,000 in the aggregate of Bonds (as hereafter defined). This offering consists of up to $44,000,000 of 7.00-11.00% senior secured bonds Class A Bonds (“Class A Bonds”), and up to $11,000,000 of 8.00-12.00% senior secured bonds (“Class B Bonds”), collectively referred to as the “Bonds”. The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000, or the “minimum purchase;” however, the Company, in the Manager’s sole discretion, reserves the right to accept smaller purchase amounts. The Class A Bonds and Class B Bonds will be offered serially, over a period of two years, ending on July 18, 2024, subject to a one-year extension, which we currently anticipate on exercising.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis of financial condition and results of operations in conjunction with our consolidated financial statements, and the related notes and other financial information included elsewhere in this Annual Report. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs, and expected performance. These forward-looking statements are dependent upon events, risks, and uncertainties that may be outside of our control. Our future operating results are impossible to predict, and no guaranty or warranty is to be inferred from those forward-looking statements. Our actual results could differ materially from those disclosed in these forward-looking statements. Factors that could cause or contribute to such differences include those described in “Cautionary Statement Regarding Forward-Looking Statement” above and “Risk Factor” included in the Offering Circular.

General

The Company commenced operations on July 18, 2024, upon its original qualification by the SEC for the issuance of our Bonds, and has continued operations through the date of filing for this Annual Report. To date, we have received approximately $8,732,000 in net proceeds from our offering of Bonds.

Results of Operations

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2025 and year ended December 31, 2024, respectively. The amounts stated below are derived from the audited financial statements as of December 31, 2025, included in this Annual Report.

For the period ended December 31, 2025:

As of December 31, 2025, the Company had sold an aggregate of $9,811,000 in Bonds over the life of the offering, including $8,661,000 in Class A Bonds and $1,150,000 in Class B Bonds. For the calendar year 2025, the Company sold $9,052,000 in Bonds, including $8,646,000 in Class A Bonds and $406,000 Class B Bonds. All Bonds sold on or prior to June 30, 2025, are classified as Series 1 Bonds. All Bonds sold between July 1, 2025 and June 30, 2026 are classified as Series 2 Bonds.

The Company issued its first Loan in June 2025. As of December 31, 2025, the Company had issued 71 mortgage loans with an aggregate value of $10,205,000 to Developer’s wholly owned entity, Megatel Venetian, LLC, for the acquisition (via refinancing of an affiliate’s loans) of 10 constructed homes and 61 single-family residential lots.

As of December 31, 2025, the Company’s cash balance was $452,865; the total assets were $9,133,847. In addition, as of December 31, 2025, revenue from loan interest was $404,864. The Company’s total liabilities, for the same period, were $9,413,351 (inclusive of total indebtedness of $9,811,000). As of December 31, 2025, the Company had operating expenses of $19,000, (which included organization and offering expenses, audit and tax professional fees, legal fees, and other operating expenses), $640,075 in bond interest expenses, and other nominal miscellaneous income and expenses, resulting in a net income (loss) for the period ending December 31, 2025 of $(251,100).

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For the period ended December 31, 2024:

For the calendar year 2024, the Company sold $758,000 in Bonds, including $15,000 in Class A Bonds and $743,000 Class B Bonds.

For the period ended December 31, 2024, the Company had not made any investments in Loans and therefore had no revenues from operations.

As of December 31, 2024, the Company’s cash balance was $695,509; the total assets were $743,809. In addition, as of December 31, 2024, revenue from loan interest was $731. The Company’s total liabilities for the same period were $772,213 (inclusive of total indebtedness of $759,000). As of December 31, 2024, the Company had operating expenses of $15,350 (which included organization and offering expenses, audit and tax professional fees, legal fees, and other operating expenses), $13,328 in bond interest expenses, and other nominal miscellaneous income and expenses, resulting in a net income (loss) for the period ending December 31, 2024 of $(28,404).

Loan Portfolio (as of December 31, 2025)

Date of Loan	Borrower	Loan Amount	Interest Rate	Loan Maturity	Property Type	Location of Property

6/6/2025	Megatel Venetian, LLC*	$387,200.00	12%	6/30/2030	Constructed Home	Westin, TX
6/6/2025	Megatel Venetian, LLC*	$440,000.00	12%	6/30/2030	Constructed Home	Westin, TX
6/6/2025	Megatel Venetian, LLC*	$462,000.00	12%	6/30/2030	Constructed Home	Westin, TX
6/6/2025	Megatel Venetian, LLC*	$462,000.00	12%	6/30/2030	Constructed Home	Westin, TX
6/17/2025	Megatel Venetian, LLC*	$448,800.00	12%	6/30/2030	Constructed Home	Westin, TX
6/17/2025	Megatel Venetian, LLC*	$466,400.00	12%	6/30/2030	Constructed Home	Westin, TX
6/17/2025	Megatel Venetian, LLC*	$572,000.00	12%	6/30/2030	Constructed Home	Westin, TX
6/17/2025	Megatel Venetian, LLC*	$391,600.00	12%	6/30/2030	Constructed Home	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX

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8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
8/1/2025	Megatel Venetian, LLC*	$80,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
9/29/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
10/20/2025	Megatel Venetian, LLC*	$102,000.00	12%	6/30/2030	Residential Lot	Westin, TX
12/9/2025	Megatel Venetian, LLC*	$480,000.00	12%	6/30/2030	Constructed Home	Westin, TX
12/9/2025	Megatel Venetian, LLC*	$555,000.00	12%	6/30/2030	Constructed Home	Westin, TX
	Total Loans:	$10,205,000

*Megatel Venetian, LLC is a wholly-owned subsidiary of MCI Development 1, LLC

7

Post-December 31, 2025 Operating Update

The foregoing information relates to loans issued as of December 31, 2025. Since that time, and through the date of filing for this Annual Report, the Company has issued an additional 2 mortgage loans with an aggregate value of $943,600, which are secured by 2 homes also located in Weston, Texas with materially same loan terms.

Liquidity and Capital Resources

As of December 31, 2025, the Company has issued $8,661,000 of our Class A Bonds and $1,150,000 of our Class B Bonds, for an aggregate issuance of Bonds of approximately $9,811,000. Offering proceeds have been, and will continue to, be applied to invest in the Loans, and the payment or reimbursement of selling commissions and other fees, expenses and uses as described in the Offering Circular. We expect to experience a relative increase in liquidity as we continue to receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we continue to spend net offering proceeds in connection with the acquisition and operation of our assets.

Our principal demands for cash will be for continued funding of loans to the Developer, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. As of the date of this Annual Report, we have funded the Loans to the Developer from the net proceeds of the Bonds offering, and we intend to continue to do so.

The Company issued its first Loan in June 2025, and, as of December 31, 2025, has issued 71 mortgage loans with an aggregate value of $10,205,000 (and from January 1, 2026 to the date of this Annual Report has issued an additional 2 more with a value of $943,600). We believe that adequate cash will be generated from operations to fund our operating and administrative expenses, and any continuing debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on the performance of the Developer as the borrower of the Loans and the economic and business environments of the various markets in which our underlying collateral properties are located. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient, then we intend for our Manager or its affiliates to cover debt service and operating and administrative expenses. As of the date of this Annual Report, the Manager has covered such expenses.

Potential future sources of capital include establishing additional offering of securities, whether debt or equity, proceeds from the payoff of Loans, and undistributed cash flow, subject to any limitations described in the Offering Circular. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing, if sought, will be available on favorable terms or at all.

Trend Information

Current Operational Status

We seek to invest primarily in the Loans. As of the date of this Annual Report, we have only invested in Loans. We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. We are subject to, among other things, risk of defaults on the Loans in paying debt service on the Loans and the underlying real estate investments. To help hedge against this risk, our lending criteria requires that the Loans be limited on a portfolio basis to an aggregate 90% of the appraised value of the underlying real estate investment, on an as built, best and highest use valuation. As of the date of this Annual Report, all Loans outstanding, on an aggregate basis, are in compliance with the 90% threshold.

Our primary interest rate exposures relate to the yield on the Loans and the value of the underlying real estate investment and the cost of debt. Changes in interest rates and credit spreads may affect our ability to make Loans. Increases in interest rates and credit spreads may also negatively affect demand for Loans and could result in higher borrower default rates. As of the date of this Annual Report, all Loans outstanding have a current interest rate of 12%.

8

Macroeconomics and Market Assessments

The following addresses certain risks that we may face as a result of lending to development activities, including developments in 2026.

Changing U.S. Trade Policies

In 2025, the U.S. government implemented tariffs on a wide range of goods imported from various countries, some of which have been significant, and the current U.S. administration has demonstrated a willingness to modify, renegotiate, and/or terminate certain trade agreements within quick succession. Additionally, recent court rulings, including one from the Supreme Court issued in February 2026, invalidated certain impositions of tariffs levied pursuant to the International Emergency Economic Powers Act (IEEPA). In response, the current U.S. administration has sought to implement separate tariffs via alterative provisions of law outside of the IEEPA, and those may also face legal challenges in the future. Further, the Court’s ruling resulted in a need to refund importers who paid the now-invalidated tariffs.

Sharp shifts in tariff policies and the ongoing potential for global trade conflict, retaliatory actions, and further legal challenges continue to cause disruption and volatility in capital markets, both in the U.S. and globally. The effects on the real estate is uncertain, and the Company cannot predict whether the net effect of new or changing trade policies will be positive, negative, or neutral to the value of real estate in the United States. These policies may potentially increase material costs for real estate construction efforts and may affect the value of real estate, including the properties securing our Loans.

Inflationary Pressures

We only lend to the Developer, and our business is subject to the Developer’s operational performance that enables it to repay its debts. The Developer is subject to inflationary pressures that may increase the costs of raw materials, subcontractor services, labor-related expenses, and other project-related costs, which could adversely affect the Developer’s financial performance and its ability to repay the Loans, which, could adversely impact our profitability, cash flow, and overall financial performance.

Geopolitical Developments

The U.S. markets also saw increased volatility after the commencement of U.S. and Israeli military action in Iran beginning in March 2026, including a blockage by both Iran and the U.S. of the Strait of Hormuz, a major supply route, which, as of the date of this Annual Report, is still in place. These actions and the resulting uncertainty, delays, and volatility have affected interest rates, drove up prices of certain commodities such as oil, and slowed market activity generally. As of the date of this Annual Report, the countries are in a ceasefire, but uncertainty continues, and recommencement of and/or escalations in military action by any party may create and/or sustain market volatility, negatively affect investor confidence, and further result in adverse affects to the real estate market and the Developer’s activities. Adverse effects on the Developer’s activities could result in adverse effects to our operational and financial performance.

Labor Disruptions Affecting Developer’s Activities and Financial Performance

Labor disruptions could indirectly affect the Developer’s operations, which could result in adverse affects to repayment of the Loans and negatively impact our business, financial condition, or results of operations.

None of the Developer’s current employees are represented by labor unions, but certain large-scale construction projects may involve subcontractors and vendors whose workers are unionized or subject to labor agreements. In such cases, our Developer may be indirectly affected by labor disputes, strikes, slowdowns, or other disruptions involving unionized subcontractor personnel operating on the Developer’s projects, including those that are funded through one of our Loans.

Any significant labor unrest affecting our Developer or its subcontractors could result in cost overruns, delays in project completion, or disruption its operations. In addition, adverse labor incidents may generate negative publicity, which could harm the Developer’s reputation and reduce its ability to continue its operations.

9

Company Assessment of Risks and Response

The impact of implementation and changes to trade policies, inflation, U.S. military actions abroad, labor disruptions and the resulting uncertainty, whether cumulatively, or independently, could materially and adversely affect our business, financial condition, results of operations, and future prospects. While the volatility has created certain risk for our business, the Manager and its executive leadership continue to monitor evolving market conditions and their implications for the Company’s business objectives, with the goal to best position itself to respond effectively and strategically to opportunities that may arise in the current market climate, including supporting the Developer’s ability to take advantage of buying and development opportunities that emerge from the current market climate.

ITEM 3. MANAGERS AND OFFICERS

The following table sets forth certain information about our manager, executive officers, and significant employees of our Manager, as of the date of this Annual Report. We are managed by our Manager, and we do not have a board of directors, board of managers, or similar construct (or any committees thereof).

Name	Age	Position with our Company	Manager/Officer Since
Zach Ipour	46	Co-Founder and Co-President	Nov 2020
Aaron Ipour	54	Co-Founder and Co-President	Nov 2020
Richard Wygle	62	Chief Financial Officer	Nov 2020

Executive Officers and Managers

Set forth below is biographical information for our Sponsor’s executive officers.

Aaron Ipour, also known as Arash Afzalipour, is the co-founder and co-president of Megatel, a full-service developer and builder of single-family homes in Texas and Oklahoma. In 2006, Mr. Ipour co-founded Megatel with his brother, Zach Ipour. From its initial formation through 2007, Megatel concentrated on remodeling and selling existing homes; and after successfully renovating and selling approximately seven homes, Megatel transitioned into building single-family homes. Since 2007, Mr. Ipour and his brother have grown Megatel into a well-known and recognized builder of quality single-family homes. Mr. Ipour is actively responsible for Megatel’s corporate operations, which includes maintaining the Company’s production and institutional relationships, as well as managing all financial aspects of Megatel and its affiliates. Mr. Ipour was also instrumental in the development of Megatel’s luxury custom home brand, Oxbridge, which has been prominently featured in both the Dallas area “D” Magazine, and Luxe Interiors + Design Magazine. In addition to his role with Megatel, Mr. Ipour has been co-president of MCI Mortgage, Inc. (f/k/a RCM Mortgage, Inc.), a residential mortgage company and an affiliate of Megatel since 2013. Aaron Ipour was born in 1972 and he holds a master’s degree in Industrial Management with a Minor in Productivity and Efficiency Management.

Zach Ipour, also known as Armin Afzalipour, is the co-founder and co-president of Megatel, a full-service developer and builder of single-family homes in Texas and Oklahoma. In 2006, Mr. Ipour co-founded Megatel with his brother, Aaron Ipour. From its initial formation through 2007, Megatel concentrated on remodeling and selling existing homes; and after successfully renovating and selling approximately seven homes, Megatel transitioned into building single-family homes. Since 2007, Mr. Ipour and his brother have grown Megatel into a well-known and recognized builder of quality single family homes. Mr. Ipour is actively responsible for the organization’s field operations, including the sales and building divisions. Mr. Ipour is also instrumental in the growth of Megatel’s land acquisition, and development division. In addition to his role with Megatel, Mr. Ipour has been co-president of MCI Mortgage, Inc. (f/k/a RCM Mortgage, Inc.), a residential mortgage company and an affiliate of Megatel since 2013. Zach Ipour was born in 1979 and he holds a bachelor’s degree in Software Engineering with a minor in Computer Programming.

10

Richard Wygle is the Chief Financial Officer for our Company as well as Megatel/MCI. In this capacity, Mr. Wygle oversees the accounting functions for these companies. Previously, Mr. Wygle served as the Chief Financial Officer for Servitas/Collegiate Companies, a national student housing developer/builder/property management company as the Chief Financial Officer. During his tenure, he managed the accounting function along with human resources and property management. Mr. Wygle brings over 20 years of accounting experience to Megatel/MCI. The majority of that has been spent in Real Estate. In these rolls, he was responsible for GAAP reporting to outside investors, making sure policy and procedures were being followed and for helping maintain banking relationships. Mr. Wygle graduated from West Texas A&M University with a bachelor’s degree in Accounting. He is a Certified Public Accountant and a Certified Management Accountant.

Family Relationships

Aaron Ipour and Zach Ipour are brothers.

Executive Officer and Manager Compensation

Our Company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the persons identified above have been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with the Developer and its subsidiaries and the affiliated transactions contemplated by our business plan.

The members of our Manager are also the beneficial owners of the Developer and will have control of operations for the Developer and any SPEs of the Developer. Accordingly, the members of the Manager will have executive control over the projects the Developer and SPEs of the Developer undertake as well as approval of the Loans for us. Therefore, we anticipate that each Loan to an SPE of the Developer will be approved by the Manager at its sole discretion without independent, third-party assessment, so long as it conforms to the lending criteria requirements. The operating agreement provides the Manager with broad powers and authority which may exacerbate the existing conflicts of interest among your interests and those of the Manager, its executive officers and its other affiliates.

MH Title, LLC, which provides title closing services to Megatel, is controlled jointly by one of the principals of Hesse, Hesse & Blythe, PC, a law firm that provides certain legal services to Megatel, and the principals of the Manager. MH Title, LLC will receive fees or other compensation in connection with transactions for which proceeds from the sale of Bonds have been employed.

11

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

We are a wholly-owned subsidiary of MCI Holdings, LLC. The table below sets forth, as of the date of the filing of this Annual Report, certain information regarding the beneficial ownership of our outstanding membership interests for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership interests and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership interests. Each person named in the table has sole voting and investment power with respect to all of the membership interests shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security, including options and warrants that are currently exercisable or exercisable within 60 days.

Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Zach Ipour*	N/A	50.00%
LLC Interests	Aaron Ipour*	N/A	50.00%
LLC Interests	All Executives and Managers*	N/A	100.00%

*Armin Afzalipour (also known as Zach Ipour) and Arash Afzalipour (also known as Aaron Ipour) are the sole members of the common member of the Company. Each beneficial owner’s address is 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201. See “General Information as to Our Company – Organizational Chart” included in our Offering Circular.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

ITEM 6. OTHER INFORMATION

None.

12

ITEM 7. FINANCIAL STATEMENTS

MCI INCOME FUND VII, LLC

FOR YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

MCI DEVELOPMENT 1, LLC

FOR YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

13

Independent Auditors’ Report

To the Members

MCI Income Fund VII, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of MCI Income Fund VII, LLC (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations and changes in members’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCI Income Fund VII, LLC as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of MCI Income Fund VII, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Income Fund VII, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-1

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MCI Income Fund VII, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Income Fund VII, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Dallas, Texas

April 20, 2026

F-2

MCI Income Fund VII, LLC

Balance Sheets

	December 31, 2024	December 31, 2025
Assets

Current assets
Cash and cash equivalents	$695,509	$452,865
Accounts receivable	48,300	80,000
Accounts receivable - related party	–	156,716
Total current assets	743,809	689,581

Long-term assets
Notes receivable - related party	–	8,444,266
Total long-term assets	–	8,444,266

Total assets	$743,809	$9,133,847

Liabilities and members’ deficit

Current liabilities
Accrued expenses	$–	$82,631
Accounts payable - related parties	14,213	340,738
Total current liabilities	14,213	423,369

Long-term liabilities
Bond payable	758,000	8,989,982
Total long-term liabilities	758,000	8,989,982

Total liabilities	772,213	9,413,351

Members’ deficit	(28,404)	(279,504)
Total liabilities and members’ deficit	$743,809	$9,133,847

The accompanying notes are an integral part of these financial statements.

F-3

MCI Income Fund VII, LLC

Statements of Operations and Changes in Members’ Deficit

	Year Ended	Year Ended
	December 31, 2024	December 31, 2025

Revenue	$–	$–
Cost of sales	–	–
Gross profit	–	–

Operating expenses	15,350	19,000

Operating income (loss)	(15,350)	(19,000)

Other income (expense)
Interest income	731	404,864
Miscellaneous income	650	9,233
Interest expense	(13,328)	(640,075)
Other expense	(1,107)	(6,122)
Total other income (expense)	(13,054)	(232,100)

Net income (loss)	(28,404)	(251,100)

Members’ deficit, beginning of the period	–	(28,404)

Contributions	–	–

Distributions	–	–

Members’ deficit, end of the period	$(28,404)	$(279,504)

The accompanying notes are an integral part of these financial statements.

F-4

MCI Income Fund VII, LLC

Statements of Cash Flows

	Year Ended December 31, 2024	Year Ended December 31, 2025
Cash flows from operating activities
Net Income (loss)	$(28,404)	$(251,100)
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Amortization of debt issuance costs	–	72,992
Changes in operating assets and liabilities, net
Accounts receivable	(48,300)	(31,700)
Accounts receivable - related party	14,213	(156,716)
Accrued expenses	–	82,631
Accounts payable - related parties	–	326,525
Net cash provided by (used in) operating activities	(62,491)	42,632

Cash flows from investing activities
Issuance of bonds	758,000	8,158,990
Net cash provided by investing activities	758,000	8,158,990

Cash flows from financing activities
Issuance of notes receivable - related party	–	(8,444,266)
Net cash provided by (used in) financing activities	–	(8,444,266)

Increase (decrease) in cash and cash equivalents	695,509	(242,644)
Cash and cash equivalents, at beginning of year	–	695,509
Cash and cash equivalents, end of year	$695,509	$452,865

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$13,328	$567,083

The accompanying notes are an integral part of these financial statements.

F-5

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS

MCI Income Fund VII, LLC (the Company), is a Delaware limited liability company formed to originate loans collateralized by residential and commercial real estate in the United States of America. The Company’s plan is to originate, acquire, and manage residential and commercial real estate loans and securities. Megatel Capital Investments, LLC is the Manager of the Company. The Company is headquartered in Dallas, Texas.

The Company was formed on August 19,2022. The Company anticipates raising a maximum of $75 million of capital in the form of bonds pursuant to an exemption from registration under the amendments to Regulation A (“Regulation A+”) of the Jumpstart Our Business Startups Act of 2020 (the “JOBS act’), which amended section 39b0 of the Securities Act of 1933. The Company’s term is indefinite as of December 31, 2025.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Member Liability

A member is not personally liable or bound for the expenses, liabilities, or obligations of the Company beyond the amount of such member’s capital contributions as defined in the company agreement. No member shall be obligated to provide additional capital contributions outside the “original capital contribution” made upon admission to the Company or to make a loan to the Company.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased, to be cash. The Company maintains cash balances in financial institution transactional accounts in Texas, which at times may exceed insured limits. The Company is exposed to credit risk due to current market conditions but has not experienced any loss in such accounts and does not anticipate any loss as a result of such credit risk.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are stated at amortized cost. Management individually reviews all accounts receivable balances by customer. Management determines whether an allowance for credit losses is necessary using historical loss information by again category adjusted for current economic conditions and reasonable and supportable forecasts as well as subsequent receipts. The company provides for estimated uncollectible amounts through a charge to earnings and a credit to the allowance for expected credit losses. Balances that remain outstanding after the Company has used all reasonable collection efforts are written off through a charge to the allowance for estimated credit losses and a credit to accounts receivable. Balances are charged off against the allowance when management believes there is no possibility of recovery.

As of December 31, 2025, December 31, 2024, and January 1, 2024, the Company has determined that the allowance for credit losses was immaterial.

F-6

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Notes Receivable and Allowance for Credit Losses

Notes receivable are stated at unpaid principal balances. Interest on the notes receivable is recognized over the term of the note and is calculated using the simple-interest method on principal amounts outstanding.

Notes receivable are charged-off to expense when they are deemed uncollectible. Management’s periodic evaluation of uncollectible notes receivable is based on past loss experience, known and other risks inherent in the portfolio, specific impaired notes receivable, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and current economic conditions.

Notes Receivable and Allowance for Credit Losses

The Company considers a note uncollectible when based on current information or factors, it is probable that the Company will not collect the principal and interest payments according to the note agreement. Management considers many factors in determining whether a note is impaired, such as payment history and value of collateral.

As of December 31, 2025, December 31, 2024, and January 1, 2024, no notes receivable have been determined to be uncollectible by the Company.

Bonds Payable

The Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis.

Revenue Recognition

Revenue is derived from interest income earned on notes receivable from related parties (See Note 6). Interest income is recognized on the accrual basis of accounting, based on the terms of the note receivable agreement.

Expense Recognition

Operating and other related expense are recorded on an accrual basis as incurred.

Income Taxes

The Company has elected to be taxed as a partnership. In lieu of corporation income taxes, the members of the Company are responsible for their pro-rata share of The Company’s taxable income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. No interest and penalties have been accrued as of December 31, 2025.

F-7

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the collectability of the notes receivable – related parties and the accrued interest on the notes payable, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. It is at least reasonably possible that the estimates will change materially in the near term.

Allocation of Net Income and Loss

The operating agreement provides detailed provisions regarding the allocation of net income and losses among the members of the Company. Generally, items of income and expense are allocated among members in proportion to their applicable membership interest. Members of the Company should refer to the operating agreement for a complete description of the membership provisions.

Entities Under Common Control

With respect to entities under common control, the Company has elected to apply the alternative accounting and disclosures provided to private companies by generally accepted accounting principles related to entities under common control. Accordingly, the following entities have not been evaluated under the guidance in the Variable Interest Entities (“VIE”) subsections of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810.

There are 2 entities that are under common control that this election has been applied to. These entities were created for a variety of reasons including, the construction of single family houses and communities and financial services and funding activities. These entities under common control have total assets of approximately $49,020,000 and total liabilities of approximately $52,042,000 which includes notes payable due to the Company of $8,444,266 as disclosed in Note 6. The Company believes that their maximum exposure to losses would be limited to the total of approximately $8,260,000 which is the net balance of the accounts receivable – related party, notes receivable – related party, and accounts payable – related parties as disclosed in Note 6.

Newly Adopted Accounting Pronouncement

Effective January 1, 2025, the Organization adopted Accounting Standards Update (“ASU”) 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The Organization has elected to adopt the following practical expedients from this ASU: 1) The Organization assumes that the current conditions as of the financial position date do not change for the remaining life of the assets, and 2) The Organization considers collection activity after the financial position date when estimating expected credit losses. The adoption of this ASU did not have a material impact on the financial statements and primarily resulted in changes to the disclosures in the notes to the financial statements.

Future Accounting Pronouncement

In November 2024, the FASB issued ASU Update No. 2024-03 Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Under the new guidance, companies will provide more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; general and administrative, and research and development). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early application of the amendments in this ASU is permitted. The Company is evaluating the impact that this accounting pronouncement will have on the financial statements.

F-8

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

3.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of bond proceeds receivable of $80,000 and $48,300 at December 31, 2025 and 2024, respectively. There were no accounts receivable at January 1, 2024.

As of December 31, 2025, and 2024, and January 1, 2024, the allowance for credit losses was not material. There were no additions to the allowance for credit losses, write-offs charged against the allowance or recoveries of previously reserved for balances during the years ended December 31, 2025 and 2024.

4.	BONDS PAYABLE

Bonds payable consisted of the following as of December 31:

	2025	2024
Class A Bonds	$8,661,000	$15,000
Class B Bonds	1,150,000	744,000
Unamortized debt issuance costs	(821,018)	(1,000)
	$8,989,982	$758,000

The bonds require monthly interest payments to the class A and B bondholders at a variable rate equal to 7.00% - 9.00% and 7.50% - 9.50% per annum, respectively. The bonds are secured by the underlying liens form the loans made to related parties.

The bonds will mature on June 30th of the fourth year following the initial year of issuance of the applicable series of bonds. The bonds will automatically renew at the same interest rate for two additional three-year terms, unless redeemed upon maturity at the Company’s or bondholder’s election.

The bonds will be redeemable beginning June 30, 2029, at a rate of 10.00% per quarter unless the load from issuing the bonds is not fully recovered, then the bonds will redeem at 5.00% per quarter.

The Company incurs debt issuance costs related to the issuance of these bonds. These debt issuance costs consist of commissions, managing broker-dealer fee, wholesaling fee, and organizational and offering expenses. The Company has determined that the commissions, managing broker-dealer fee, and wholesaling fee meet the criteria for capitalization. These fees are amortized over a 5 year term, which is the term of the bonds. The total amortization expense charged to interest expense was approximately $72,000 and $0 for the years ended December 31, 2025 and 2024, respectively.

5.	MEMBERS’ DEFICIT

The operations of the Company are governed by the Company agreement. The common member of the Company is MCI Holdings, LLC. The common member of the Company is responsible for all management and decisions of the Company. No members will be liable for additional calls in excess of the original commitment.

F-9

MCI Income Fund VII, LLC

NOTES TO FINANCIAL STATEMENTS

6.	RELATED PARTY TRANSACTIONS

Accounts Receivable and Notes Receivable – Related Party

The Company has notes receivable from a related party. The notes bear interest at 12%, which is due monthly, with the principal and interest amount due upon the earlier of the sale of the property or maturity (June 30, 2030). The outstanding balance on the notes receivable totaled $ 8,444,266 at December 31, 2025 and is included in the notes receivable - related party on the accompanying balance sheet. Interest receivable from the notes receivable – related party totaled $156,716 at December 31, 2025 and is included in accounts receivable - related party on the accompanying balance sheet. Interest income on the notes receivable totaled approximately $400,000 for the year ended December 31, 2025 and is included as interest income on the accompanying statement of operations and changes in members’ deficit. There were no notes receivable issued or outstanding during the year ended December 31, 2024 or interest income generated from the notes receivable – related party during the year ended December 31, 2024.

Accounts Payable – Related Parties

At December 31, 2025 and 2024, accounts payable – related party totaled $340,738 and $14,213, respectively, and represents amount owed to the Company’s sponsor, MCI, LLC for organization and offering expense (“O&O”) reimbursements and investor dividends paid on behalf of the Company.

7.	COMMITMENTS AND CONTINGENCIES

The Managing Member has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Company, at 2% of total gross proceeds from the bond offerings. Organizational and offering costs include all costs and expenses to be paid by the Company in connection with the formation of the Company and the offering, including the Company’s legal, accounting, printing, mailing and filing fees, charges of our escrow agent, reimbursement of our dealer manager and participating broker-dealers for due diligence expenses, and other costs in connection with administrative oversight of the offering and the marketing process. The organizational and offering costs are not represented on the Company’s financial statements due to these being contingent upon a successful completion of the bond offerings. The Company will begin to accrue organizational and offering expenses when proceeds from the offering are received. The Company will expense organization costs when incurred. As of December 31, 2025 and 2024, organizational costs expensed were approximately $19,000 and $15,000, respectively, and included on the statements of operations and changes in members’ deficit as operating expenses.

The Company has provided general indemnifications to the Managing Member, any affiliate of the managing member and any person acting on behalf of the managing member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 20, 2026, which is the date the financial statements were available to be issued.

As of April 20, 2026, bonds payable increased to approximately $10,261,000. Additionally, the balance on the notes receivable – related parties increased to approximately $9,330,000.

F-10

Independent Auditors’ Report

To the Members

MCI Development 1, LLC and Subsidiary

Report on the Financial Statements

We have audited the accompanying financial statements of MCI Development 1, LLC and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and changes in members’ capital and cash flows for the year ended December 31, 2025 and 2024, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of MCI Development 1, LLC and Subsidiary as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of MCI Development 1, LLC and Subsidiary and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Development 1, LLC and Subsidiary’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

F-11

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of MCI Development 1, LLC and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about MCI Development 1, LLC and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Dallas, Texas

April 20, 2026

F-12

MCI Development 1, LLC and Subsidiary

Consolidated Balance Sheets

	December 31, 2024	December 31, 2025
Assets

Current Assets
Cash and Cash Equivalents	$55,293	$118,402
Accounts Receivable - Other	150	–
Accounts Receivable - Related Party	–	66,160
Inventory	19,495,922	48,328,870
Total Current Assets	19,551,365	48,513,432

Long-Term Assets
Property and Equipment, net	25,568	507,123
Total Long-Term Assets	25,568	507,123

Total Assets	$19,576,933	$49,020,555

Liabilities and Members' Deficit

Current Liabilities
Notes Payable, Current	$2,671,500	$33,124,526
Notes Payable, Related Parties	16,178,186	15,625,952
Deferred Income	3,882,321	2,056,452
Accounts Payable	–	–
Accrued Liabilities	654,742	1,235,085
Total Current Liabilities	23,386,749	52,042,015

Long-Term Liabilities
Notes Payable, net of current portion	–	–
Total Long-Term Liabilities	–	–

Total Liabilities	23,386,749	52,042,015

Members' Deficit	(3,809,816)	(3,021,460)
Total Liabilities and Members' Deficit	$19,576,933	$49,020,555

The accompanying notes are an integral part of these consolidated financial statements.

F-13

MCI Development 1, LLC and Subsidiary

Consolidated Statements of Operations and Changes in Members' Deficit

	Year Ended December 31, 2024	Year Ended December 31, 2025
Revenue	$21,533,360	$18,874,077
Cost of Sales	17,807,039	14,841,807
Gross Profit	3,726,321	4,032,270

Operating Expenses
General and administrative	1,176,629	1,122,446
Depreciation	16,803	76,636
Total Operating Expenses	1,193,432	1,199,082

Operating Income	2,532,889	2,833,188

Other Income (Expense)
Other Expense	(897)	(154)
Total Other Income (Expense)	(897)	(154)

Net Income	2,531,992	2,833,034

Members' Deficit, Beginning of the Period	(11,596,268)	(3,809,816)

Contributions	9,262,460	21,231,678

Distributions	(4,008,000)	(23,276,356)

Members' Deficit, End of the Period	$(3,809,816)	$(3,021,460)

The accompanying notes are an integral part of these consolidated financial statements.

F-14

MCI Development 1, LLC and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31, 2024	Year Ended December 31, 2025

Cash flows from operating activities
Net Income	$2,531,992	$2,833,034
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	16,803	76,636
Changes in operating assets and liabilities, net
Accounts receivable - other	86,070	150
Accounts receivable - related party	–	(66,160)
Inventory	12,470,416	(28,832,948)
Deferred income	(347,398)	(1,825,869)
Accrued expenses	654,742	580,343
Net cash provided by (used in) operating activities	15,412,625	(27,234,814)

Cash flows from investing activities
Purchases of property and equipment	(40,798)	(558,191)
Net cash (used in) investing activities	(40,798)	(558,191)

Cash flows from financing activities
Contributions from members	9,262,460	21,231,678
Distributions to members	(4,008,000)	(23,276,356)
Proceeds from notes payable	2,466,590	40,616,672
Payments on notes payable	(6,424,672)	(10,163,646)
Proceeds from notes payable - related parties	3,013,506	18,515,630
Payments on notes payable - related parties	(21,591,896)	(19,067,864)
Net cash provided by (used in) financing activities	(17,282,012)	27,856,114

Increase (decrease) in cash and cash equivalents	(1,910,185)	63,109

Cash and cash equivalents, at beginning of year	1,965,478	55,293

Cash and cash equivalents, end of year	$55,293	$118,402

The accompanying notes are an integral part of these consolidated financial statements.

F-15

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS

The accompanying consolidated financial statements, referred to as MCI Development 1, LLC and Subsidiary (the “Company”), include the accounts of the following entities:

MCI Development 1, LLC (a Wyoming Limited Liability Company)

Megatel Venetian, LLC (A Texas Limited Liability Company)

MCI Development 1, LLC (the Company), is a Wyoming limited liability company formed on August 26, 2022. On June 17, 2025, the ownership of Megatel Venetian, LLC was transferred from a related party and MCI Development 1, LLC became the sole owner of Megatel Venetian, LLC. See Note 2.

Megatel Venetian, LLC was formed on June 9, 2021. Megatel Venetian, LLC is engaged in the construction and sale of single-family homes. The sales and construction activity are performed in housing developments located in Dallas/ Fort Worth Texas area. The Company is headquartered in Dallas, Texas. The work is performed under fixed price contracts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Adoption of New Accounting Pronouncement

Effective January 1, 2025, the Company adopted Accounting Standards Update (“ASU”) 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The Company has elected to adopt the following practical expedients from this ASU: 1) The Company assumes that the current conditions as of the balance sheet date do not change for the remaining life of the assets, and 2) The Company considers collection activity after the balance sheet date when estimating expected credit losses. This ASU has been applied to accounts receivable. The adoption of this ASU did not have a material impact on the consolidated financial statements and primarily resulted in changes to the disclosures in the notes to the consolidated financial statements.

Consolidation

The accompanying consolidated financial statements include the accounts of the above listed limited liability companies. All intercompany accounts and transactions are eliminated in consolidation. These consolidated financial statements are not those of a separate legal entity.

Transfer of Subsidiary Under Common Control and Restatement

On June 17, 2025, MCI Development 1, LLC acquired 100% of the equity interests of Megatel Venetian, LLC from a related party. The transaction was accounted for as a transfer of net assets between entities under common control.

F-16

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfer of Subsidiary Under Common Control and Restatement (Continued)

Accordingly, MCI Development 1, LLC recognized the assets and liabilities of Megatel Venetian, LLC at their historical carrying values as of the date of the transfer. No goodwill, gain/loss, or consideration was exchanged with this transaction.

For all periods presented, the accompanying consolidated financial statements have been retrospectively adjusted to include the historical financial position, results of operations, and cash flows of Megatel Venetian, LLC as if the transfer had occurred at the beginning of the earliest period presented.

As a result of this retrospective adjustment, certain prior year amounts have been restated. The effect of the restatement on the MCI Development 1, LLC’s previously issued financial statements is summarized as follows:

	As previously reported	Adjustment	As restated
Total assets	$253	$19,675,680	$19,675,933
Total liabilities	0	23,386,749	23,386,749
Members equity (deficit)	253	(3,810,069)	(3,809,816)
Revenue	0	21,553,360	21,533,360
Net income (loss)	(897)	2,532,889	2,531,992

The Company and the Subsidiaries have historically been under common control; therefore, the retrospective presentation reflects the combined financial results of the entities for all periods presented. The transfer was completed as part of an internal reorganization of entities under common control. No substantive changes to the underlaying operations of Megatel Venetian, LLC occurred as a result of the transfer.

Members’ Liability

A member is not personally liable or bound for the expense, liabilities, or obligations of the Company beyond the amount of such Members’ capital contributions as defined in the company agreement. No member shall be obligated to provide additional capital contributions unless they have been approved by all Members.

Use of Estimates

In preparing the Company’s consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. It is at least reasonably possible that the estimates will change materially in the near term.

F-17

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances in financial institution transactional accounts in Texas, which at times may exceed insured limits. The Company is exposed to credit risk due to current market conditions but has not experienced any loss in such accounts and does not anticipate any loss as a result of such credit risk.

Accounts Receivable and Allowance for Credit Losses

Management individually reviews all accounts receivable balances by customer and invoice. Management determines whether an allowance for credit losses is necessary using historical loss information by aging category adjusted for current economic conditions and reasonable and supportable forecasts. Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends, changes in customer payment terms, and subsequent collections. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to an allowance for expected credit losses. Balances that remain outstanding after the Company has used all reasonable collection efforts are written off through a charge to allowances for expected credit losses and a credit to accounts receivable. Balances are charged off against the allowance when management believes there is no possibility of recovery. The Company has determined that the allowance for credit losses was not material as of December 31, 2025, December 31, 2024 and January 1, 2024.

Inventory

Inventory consists of costs incurred in the construction of homes and is stated at the lower of cost and net realizable value.

Construction in progress and finished homes

Construction in progress and finished homes includes the costs of lot acquisition and home construction, capitalized interest, real estate taxes and direct overhead costs incurred during development and home construction. Costs incurred after the homes are substantially complete, such as utilities, maintenance, and cleaning, are charged to selling, general and administrative (SG&A) expense as incurred. All indirect overhead costs, such as compensation of sales and management personnel, and the costs of advertising and builder’s risk insurance are charged to SG&A expense as incurred. All costs are recorded under inventory until the home is sold, with the exception of model homes, which are expensed as a selling expense when substantially complete.

Model Homes

The model homes are valued at cost. Cost includes the purchase price of the home, buyers’ portion of property taxes, interest charges or any other costs incurred at closing. Costs incurred after the homes are acquired, such as interest, property taxes, utilities, maintenance, and cleaning, are charged to selling, general and administrative (SG&A) expense as incurred. All indirect overhead costs, such as compensation of sales and management personnel, and the costs of advertising and builder’s risk insurance are charged to SG&A expense as incurred.

F-18

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capitalized Interest

The Company capitalizes interest costs incurred to inventory during construction. Capitalized interest is charged to cost of sales as the related inventory is delivered to the buyer. The Company has capitalized interest totaling $4,810,457 and

$2,314,865 included in inventory at December 31, 2025 and 2024, respectively.

Property and Equipment

Property and equipment are recorded at cost. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. The cost of maintenance and repairs is charged to operations as incurred. When equipment is retired or otherwise disposed, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income.

Revenue Recognition

The construction time of the Company’s homes is generally less than one year, although some homes may take more than one year to complete. Revenues and cost of revenues from these home sales are recorded at the time each home is delivered and title and possession are transferred to the buyer. Closing normally occurs shortly after construction is substantially completed.

Based upon the current accounting rules and interpretations, the Company does not believe that any of its current or future communities currently qualify or will qualify in the future for percentage of completion accounting and therefore utilizes the deposit method for revenue recognition.

Income Taxes

All entities in the combined financial statements are organized as limited liability companies. Federal income taxes on its income are payable by each member. Accordingly, no provision for Federal income taxes has been made. The Company is subject to margin tax for revenue activity incurred in the state of Texas. The margin tax is based on gross receipts less certain allowable expenses.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance. From time to time, the Company can be audited by taxing authorities and these audits could result in proposed assessments of additional tax. Management has evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements. However, tax law is subject to interpretation and interpretations by taxing authorities could be different from those of management, which could result in the imposition of additional tax. If there were an uncertain tax position that was disallowed by the IRS, the resulting tax liability would be a liability to the Company.

The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. No interest and penalties have been accrued as of December 31, 2025.

F-19

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranty

The Company provides its homebuyers with limited warranties on the homes it sells for defects in structural components, mechanical systems, and other construction components of the home. The Company expenses the costs of warranty claims when incurred. The Company utilizes a third party for insurance coverage.

Future Accounting Pronouncement

In November 2024, the FASB issued ASU Update No. 2024-03 Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Under the new guidance, companies will provide more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; general and administrative, and research and development). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early application of the amendments in this ASU is permitted. The Company is evaluating the impact that this accounting pronouncement will have on the financial statements.

3.	INVENTORY

Construction in progress and finished homes consisted of the following capitalized costs at December 31:

	2025	2024
Model homes	$2,458,507	$3,432,582
Speculative and customer homes in progress	45,870,363	16,063,340
	$48,328,870	$19,495,922

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2025	2024	Estimated Service Lives
Vehicles	$40,799	$40,799	7 years
House plans	18,718	2,420	5 years
Furniture and office equipment	528,002	–	5-7 years
	587,519	43,219
Less accumulated depreciation and amortization	(80,396)	(17,651)
	$507,123	$25,568

F-20

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	NOTES PAYABLE

The Company has loans with various banks and real estate finance institutions to fund the construction of homes. The Company obtains funding from various banks and real estate finance institutions within the areas which they operate. The interest rates on these loans range from 7.75% to 13.00%. The notes are collateralized by the respective speculative homes, model homes, and customer homes under construction. The outstanding loan balances totaled $33,124,526 and $2,671,500 at December 31, 2025 and 2024, respectively. The notes payable are considered due at the earlier of the sale of the property that serves as the collateral for the debt or maturity. While the loans mature at various dates through March 2027, the Company expects the properties associated with the debt will be sold within one year and therefore consider the notes payable due within one year.

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2025	2024
Construction costs	$971,764	$485,256
Accrued interest – related parties	263,321	169,486
	$1,235,085	$654,742

8.	DEFERRED REVENUE - CUSTOMER EARNEST MONEY ON HOME CONTRACTS FROM CUSTOMERS

The Company collects earnest money in advance from customers to secure the construction or purchase of a home. The amount of earnest money typically ranges between 3-20% of the purchase price of the house. The earnest money is considered non-refundable after 14 days. Upon sale, the earnest money is netted against the purchase price of the customer’s house. Earnest money collected in advance from customers totaled $$2,056,452, $3,882,321, and $4,229,719 at December 31, 2025, December 31, 2024, and January 1, 2024, respectively.

9.	MEMBERS’ CAPITAL

The operations of the LLCs are governed by the company agreements. The managing members of MCI Development 1 LLC and Megatel Venetian, LLC are the LLC members themselves. All members should refer to the company agreements, for a more complete description of the Membership provisions.

Allocations of income, gain and loss are in accordance with the Membership agreements.

F-21

MCI Development 1, LLC and Subsidiary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	RELATED PARTY TRANSACTIONS

Accounts Receivable – Related Parties

The Company paid expenses on behalf of entities under common control and remaining unpaid amounts have been included in accounts receivable -related parties on the consolidated balance sheets at December 31, 2025 totaling $66,160. These amounts are non-interest bearing and considered due on demand. There were no outstanding balances due from related parties at December 31, 2024.

Notes Payable – Related Parties

The Company has notes payable due to MCI Preferred Equity Fund, LLC, MCI Preferred Income Fund II, LLC, MCI Preferred Income Fund IV, LLC, MCI Preferred Income Fund VI, LCC, and MCI Preferred Income Fund VII, LLC which are entities under common control. The notes bear interest at rates ranging from 11% to 13% which is due monthly, with the principal due at the earlier of the sale of the home or land that serves as collateral for the loan or maturity which ranges from October 2026 to June 2030. The outstanding balance on the notes payable was $15,625,952 and $16,178,186 at December 31, 2025 and 2024, respectively.

11.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 20, 2026, which is the date the consolidated financial statements were available to be issued.

F-22

ITEM 8. EXHIBITS

Exhibit

Exhibit Number	Exhibit Description

(1)(a)	Managing Broker-Dealer Agreement by and between Primus Financial Services, LLC and MCI Income Fund VII, LLC (Incorporated by reference to Exhibit 1(a) of the Company’s Form 1-A filed with the SEC on November 18, 2022)

(2)(a)	Certificate of Formation of MCI Income Fund VII, LLC (Incorporated by reference to Exhibit 2(a) of the Company’s Form 1-A filed with the SEC on November 18, 2022)

(2)(b)	Limited Liability Company Agreement of MCI Income Fund VII, LLC (Incorporated by reference to Exhibit 2(b) of the Company’s Form 1-A/A filed with the SEC on January 5, 2023)

(3)(a)	Form of Indenture (Incorporated by reference to Exhibit 3(a) of the Company’s Form 1-A/A filed with the SEC on January 5, 2023)

(3)(b)	Form of Class A Bond, as amended (Incorporated by reference to Exhibit (3)(b) of the Company’s 253G2 supplement with the SEC on August 22, 2025)

(3)(c)	Form of Class B Bond, as amended (Incorporated by reference to Exhibit (3)(c) of the Company’s 253G2 supplement with the SEC on August 22, 2025)

(3)(d)	Pledge and Security Agreement (Incorporated by reference to Exhibit (3)(d) of the Company’s Form 1-A POS filed with the SEC on November 18, 2022)

(3)(e)	Form of Promissory Note (Incorporated by reference to Exhibit (3)(e) of the Company’s Form 1-A filed with the SEC on November 18, 2022)

(3)(f)	First Amendment to Indenture (Incorporated by reference to Exhibit (3)(f) of the Company’s Form 1-A POS filed with the SEC on September 26, 2024)

(4)	Subscription Agreement (Incorporated by reference to Exhibit (4) of the Company’s Form 1-A POS filed with the SEC on November 1, 2024)

(11)(a)	Consent of Lane Gorman Trubitt, LLC, MCI Development 1, LLC - dated July 21, 2025 (Incorporated by reference to Exhibit (11)(a) of the Company’s Form 1-A POS filed with the SEC on July 22, 2025)

(11)(b)	Consent of Lane Gorman Trubitt, LLC, MCI Income Fund VII, LLC - dated July 21, 2025 (Incorporated by reference to Exhibit (11)(b) of the Company’s Form 1-A POS filed with the SEC on July 22, 2025)

(12)	Opinion of Maynard Nexsen, PC regarding legality of the Bonds (Incorporated by reference to Exhibit (12) of the Company’s Form 1-A POS filed with the SEC on November 15, 2024)

(99)	MCI Income VII, LLC Loan Policies and Procedures (Incorporated by reference to Exhibit (99) of the Company’s Form 1-A/A filed with the SEC on January 5, 2023)

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SIGNATURES

Pursuant to the requirements of Regulation A, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas on April 30, 2026.

By:	MCI Holdings, LLC, a Delaware limited liability company its Sole Member

	By:	/s/ Armin Afzalipour
	Name:	Armin Afzalipour
	Its:	Co-President

	By:	/s/ Arash Afzalipour
	Name:	Arash Afzalipour
	Its:	Co-President

By:	/s/ Armin Afzalipour
Name:	Armin Afzalipour
Its:	Co-President

(Principal Executive Officer)

By:	/s/ Arash Afzalipour
Name:	Arash Afzalipour
Its:	Co-President

(Principal Executive Officer)

By:	/s/ Richard Wygle
Name:	Richard Wygle
Its:	Chief Financial Officer

(Principal Executive Officer and Principal Accounting Officer)

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